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Exhibit 11.1 - Computation of Earnings Per Common Share.

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
                                               (In thousands, except per share amounts)

                                                       THREE MONTHS ENDED       SIX MONTHS ENDED
                                                         SEPTEMBER 30,           SEPTEMBER 30,
                                                     --------------------    --------------------
                                                        2000        1999       2000         1999
                                                     --------    --------    --------    --------
BASIC COMPUTATION:
Net income/(loss) .................................. $(11,014)   $ (1,484)   $ (8,025)   $ (1,167)
Pro forma net income ...............................    3,442         488       6,594         805
                                                     --------    --------    --------    --------
Weighted average shares outstanding ................   21,331      16,695      21,257      15,088

Net loss per common share .......................... $  (0.52)   $  (0.09)   $  (0.38)   $  (0.08)
Pro forma net income per common share .............. $   0.16    $   0.03    $   0.31    $   0.05


DILUTED COMPUTATION:
Weighted average shares outstanding - basic ........   21,331      16,695      21,257      15,088
Additional shares -  options .......................    1,856       1,175       1,558       1,226
Additional shares - warrants .......................      368         496         353         527
                                                     --------    --------    --------    --------
Weighted average shares outstanding - diluted ......   23,555      18,366      23,168      16,841

Net loss per common share .......................... $  (0.52)   $  (0.09)   $  (0.38)   $  (0.08)

Pro forma net income per  common share ............. $   0.15    $   0.03    $   0.28    $   0.05


PRO FORMA COSTS:
Equity-related charges ............................. $     85    $     --    $    248    $     --
Acquisition costs ..................................      590       1,972         590       1,972
Write-off of in-process R&D ........................   10,400          --      10,400          --
Amortization of intangibles related to acquisition..    3,381          --       3,381          --
                                                     --------    --------    --------    --------
Total ..............................................   14,456       1,972      14,619       1,972
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